 Exhibit 99.9

Inuvo Signs Definitive Agreement to be Acquired by ConversionPoint Technologies

Acquisition offers retailers and brands an end-to-end, AI powered, eCommerce platform with unprecedented insight into consumer behavior for stronger ROI and online sales

Little Rock, Arkansas and Newport Beach, CA, Nov. 5, 2018 — Inuvo, Inc. (NYSE American: INUV), a provider of artificial intelligence (AI) technology for brands and agencies, today announced that it has entered into a definitive agreement to be acquired by ConversionPoint Technologies, Inc., a privately held eCommerce technology company.

The acquisition will be a cash-and-stock transaction valued at approximately $2.22 per share of Inuvo common stock based on 34,077,624 common shares outstanding and restricted stock units that will immediately vest upon closing. Inuvo shareholders will receive $0.45 per share in cash and stock valued at an estimated $1.77 per share, or approximately$75.5 million in total consideration. ConversionPoint plans to file a Form S-4 with the Securities and Exchange Commission to register the shares of common stock to be issued in the acquisition and intends to file listing applications for the stock with the NASDAQ Capital Market and the Toronto Stock Exchange.

Strategic Rationale for the Acquisition

ConversionPoint is acquiring Inuvo for its patented, AI-driven consumer behavior technology, which leverages machine learning to mirror the way the human brain instantly associates ideas, emotions, places, people and objects. The combined solution is expected to offer large and small businesses a new way to compete more effectively, increase online sales, achieve higher media spend ROI and improve customer lifecycle engagement. This AI powered platform is expected to create a competitive eCommerce solution for major non-Amazon channels, such as Shopify, Big Commerce, and Walmart.com.

“Amazon controls nearly half of the $450 million in online retail sales in the U.S. thanks to their proprietary data-driven approach to consumer analysis and marketing,“ explained ConversionPoint CEO, Robert Tallack. “Online retailers and brands have been searching for an end-to-end data driven technology to help provide accurate information they can use to acquire customers. We believe that together our end-to-end, AI powered, eCommerce platform can offer those capabilities to the online retail channel and the direct channel that the market has been actively searching for.”

ConversionPoint’s current customers include major brands like Canon, Logitech and Nikon, and its technology has been integrated onto online retailer sites like walmart.com and officedepot.com. Current ConversionPoint shareholders include Menlo Ventures, Granite Ventures and IBM. The company was recently named #93 (software) on the 2018 Inc. 5000 list of the fastest-growing companies in the U.S. with audited revenues of $49.9 million in 2017.

According to the CEO of Inuvo, Rich Howe: “With our combined technologies, data sources and industry partners, we will be able to offer an even greater level of eCommerce transparency and sophistication across small, medium and large business segments. We see this combination allowing us to pursue a shared vision of providing more powerful solutions for eCommerce.”

ConversionPoint enhances consumer product experiences, optimizes media spend, enables upsell, and manages fulfillment and retargeting. Inuvo has the industry’s most capable technology for identifying and analyzing consumer behavioral data, along with direct access to advertising inventory from large media and technology partners.

Inuvo is a market leader in artificial intelligence whose goal it is to align one-to-one brand messaging with consumer intent. Inuvo customers include several Fortune 500 companies, major global brands and agencies. It has the world’s most capable technology for identifying and analyzing consumer behavioral data, along with direct access to advertising inventory from large media and technology partners. Inuvo  harnesses the power of its patented IP by delivering high performing campaigns reaching audiences that would typically be missed.

“Inuvo’s technology and product offerings makes our combination very attractive in terms of immediate cross-selling opportunities,’ said ConversionPoint CFO, Raghu Kilambi. “The scale of the combined operations coupled with the identified synergies, focused on the eCommerce market, is anticipated to provide attractive upside revenue and margin expansion opportunities as well as a unique capital market story.”

According to Trey Barrett, COO of Inuvo: “We have identified a number of specific near-term opportunities, including upselling Inuvo’s high-margin AI powered IntentKey media to ConversionPoint’s existing enterprise customers and online retail partners. We also expect to reap significant benefits from integrating ConversionPoint’s retail brands into Inuvo’s ValidClick platform, creating a new traffic acquisition source for ConversionPoint clients, and utilizing ValidClick’s advertising inventory throughout our customer experience.”

The combined company’s IP portfolio is expected to include 15 issued U.S. patents and 12 patents pending.

Additional Transaction Details

This acquisition transaction will be effected through a newly created holding company, ConversionPoint Holdings, Inc., where Inuvo and ConversionPoint Technologies will become wholly-owned subsidiaries of ConversionPoint Holdings.

Under the terms of the definitive agreement, ConversionPoint Holdings will issue 0.18877 shares of its common stock for each one share of Inuvo common stock (or approximately 6.4 million shares in total) and will issue cash in the amount of $0.45 for each one share of Inuvo common stock (or approximately $15.3 million in total). ConversionPoint Holdings will issue 0.9840 shares of its common stock for each one share of ConversionPoint Technologies, Inc. common stock (or approximately 15.6 million shares in total).

The $1.77 estimated value per share of ConversionPoint Holdings common stock to be issued in the acquisition is based upon ConversionPoint Technologies’ recent $15 million private offering that valued ConversionPoint Technologies’ common stock at $9.21 per share, resulting in an estimated equity valuation for ConversionPoint Technologies of $146 million.

Following the closing of the transaction, and prior to the issuance of any stock in connection with a financing that is a condition to closing, Inuvo shareholders will own approximately 29% of ConversionPoint Holdings and will have received $0.45 per share in cash, or total cash consideration of $15.3 million.

Inuvo will operate as a wholly-owned subsidiary of ConversionPoint Holdings and is expected to maintain its offices in Little Rock, Arkansas and San Jose, California. ConversionPoint will operate as a wholly-owned subsidiary of ConversionPoint Holdings and is expected to maintain its offices in Newport Beach and Emeryville, California, and Minneapolis, Minnesota.

Robert Tallack, the current CEO of ConversionPoint Technologies, will become the CEO of the combined companies, and Richard Howe, the current chairman and CEO of Inuvo, will become chairman of the combined companies.

The closing of the transaction, which is expected to occur during the first quarter of 2019, is subject to customary and other closing conditions, including a requirement that ConversionPoint raises a minimum of $36 million of gross proceeds from the issuance of equity and/or debt, a portion of which will be used to fund the cash portion of the acquisition transaction, as well as the approval of the stockholders of ConversionPoint Technologies and Inuvo. All of Inuvo’s directors and executive officers, as well as ConversionPoint Technologies stockholders owning 70% of ConversionPoint Technologies’ outstanding shares have signed support agreements in favor of the acquisition.

Upon the closing of the acquisition,  ConversionPoint Holdings expects to change its name to ConversionPoint Technologies, Inc.

For ConversionPoint Technologies, Troutman Sanders LLP served as legal advisors. ConversionPoint’s financial advisors on the required debt and/or equity financing are expected to include GMP Securities L.P., Beacon Securities Ltd. and Falcon Capital.

For Inuvo, Porter Wright Morris & Arthur LLP and the Pearlman Law Group served as legal advisors. Canaccord Genuity Group acted as financial advisor to Inuvo.

Additional details about this transaction will be available in a Form 8-K to be filed by Inuvo with the Securities and Exchange Commission and accessible in the investor relations section of Inuvo’s website at www.investor.inuvo.com.

Information regarding ConversionPoint Technologies, including audited historical financial information, may be found on its website at www.conversionpoint.com.

Conference Call Information

ConversionPoint and Inuvo management will hold a joint teleconference on Wednesday, November 7, 2018, to further discuss the acquisition and go-forward plans.

Date: Wednesday, November 7, 2018
Time: 4:30 p.m. EST
Domestic Dial-in number: 1-800-289-0438
International Dial-in number: 1-323-794-2423
Conference ID: 3216388
Live webcast: http://public.viavid.com/index.php?id=132191

A telephone replay will be available through November 21, 2018. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 3216388 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About ConversionPoint Technologies
ConversionPoint Technologies, Inc. is an eCommerce technology company changing how brands, advertisers and agencies connect with, acquire and retain customers. Powered by AI-enabled media optimization, CRM, and robust post-purchase platforms that automate product delivery and remarketing, ConversionPoint offers proprietary technologies to increase conversions, lifetime customer value, and return on ad spend. ConversionPoint focuses on the non-Amazon channels, including Walmart.com, Shopify.com, and BigCommerce.com. For more information, go to ConversionPoint.com.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE American:INUV) is a market leader in artificial intelligence, aligning brand strategy with consumer intent. This patented IntentKey™ artificial intelligence technology leverages contextually-based machine learning algorithms that mirror the way the human brain instantly associate ideas, emotions, places, people and objects. Inuvo harnesses this power by delivering high performing campaigns reaching audiences that would typically be missed. To learn more about Inuvo, visit www.inuvo.com or download its mobile app for Apple iPhone or Android.

Cautionary Statement Regarding Forward-Looking Statements
Statements contained in this communication that refer to Inuvo’s estimated or anticipated future results, including estimated synergies, or other non-historical expressions of fact are forward-looking statements that reflect Inuvo’s current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “goal,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the acquisition of Inuvo by ConversionPoint Technologies, including future financial and operating results, Inuvo’s or ConversionPoint Technologies’ plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Inuvo’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Inuvo’s current expectations depending upon a number of factors affecting Inuvo’s business, ConversionPoint Technologies’ business and risks associated with acquisition transactions generally. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful closing of, the merger transaction; subsequent integration of the merger transaction and the ability to recognize the anticipated synergies and benefits of the merger transaction; the ability of ConversionPoint Holdings to obtain the required $36 million in financing upon commercially reasonable terms, including risks that the financing values the equity of ConversionPoint Holdings less than the estimates of equity valuation set forth herein; the ability to obtain the requisite Inuvo and ConversionPoint Technologies stockholder approvals; the risk that a condition to closing of the merger transaction may not be satisfied on a timely basis or at all; the failure of the proposed merger transaction to close for any other reason; risks relating to the value of the ConversionPoint Holdings shares to be issued in the transaction; risks relating to the ability of ConversionPoint Holdings to list its shares on The NASDAQ Capital Market and The Toronto Stock Exchange; the anticipated size of the markets and continued demand for Inuvo’s and ConversionPoint Technologies’ products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ecommerce industry; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; changes in generally accepted accounting principles; costs and efforts to defend or enforce intellectual property rights; the loss of key senior management or staff; and such other risks and uncertainties detailed in Inuvo’s periodic public filings with the Securities and Exchange Commission, including but not limited to Inuvo’s “Risk Factors” section contained in Inuvo’s Annual Report on Rom 10-K for the year ended December 31, 2017, and Form 10-Q filed with the Securities and Exchange Commission on August 8, 2018 and from time to time in Inuvo’s other investor communications. Except as expressly required by law, Inuvo disclaims any intent or obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this press release.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed acquisition of Inuvo by ConversionPoint Technologies, Inc., ConversionPoint Holdings will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a joint proxy statement of ConversionPoint Technologies, Inc. and Inuvo that also constitutes a prospectus of ConversionPoint Technologies. The definitive joint proxy statement/prospectus will be delivered to the stockholders of ConversionPoint Technologies, Inc. and Inuvo. INVESTORS AND SECURITY HOLDERS OF CONVERSIONPOINT TECHNOLOGIES, INC. AND INUVO ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive joint proxy statement/prospectus (when available) and other documents filed with the Securities and Exchange Commission by ConversionPoint Holdings through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the documents filed with the Securities and Exchange Commission by ConversionPoint Holdings will be available free of charge by contacting Wally Ruiz, Chief Financial Officer, Inuvo, Inc., 500 President Clinton Ave., Suite 300, Little Rock, AR 72201, telephone: (501) 205-8397, or Andre Peschong, Chief Strategy Officer, ConversionPoint Technologies, Inc. (andre@conversionpoint.com).

Participants in the Merger Solicitation

ConversionPoint Technologies, Inuvo, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the Securities and Exchange Commission, be deemed participants in the solicitation of the ConversionPoint Technologies and Inuvo stockholders in connection with the proposed acquisition will be set forth in the joint proxy statement/prospectus when it is filed with the Securities and Exchange Commission. Information about the directors and executive officers of Inuvo is set forth in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on May 4, 2018. Information about the executive officers of ConversionPoint Technologies is set forth in www.conversionpoint.com. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus filed with the above-referenced registration statement on Form S-4 and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Inuvo Investor Relations Contact:

Liolios
Matt Glover or Sean Mansouri, CFA
Tel (949) 574-3860
INUV@liolios.com

ConversionPoint Company Contact:
Andre Peschong
Chief Strategy Officer
ConversionPoint Technologies, Inc.
andre@conversionpoint.com

ConversionPoint Media Relations Contact:
Mackenzie Kreitler
Innsena
Tel 603.521.4864
mackenziekreitler@innsena.com

ConversionPoint Investor Relations:
Ronald Both and Geoffrey Plank
CMA
Tel (949) 432-7566
CPTI@cma.team